Exhibit 10.19

TRANSITION SERVICES AGREEMENT

THIS TRANSITION SERVICES AGREEMENT (this "Agreement") is entered into as of February 18, 2009, by and between Maxim Integrated Products, Inc., a Delaware corporation ("Purchaser"), and ZiLOG, Inc., a Delaware corporation ("Seller"). Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to such terms in the Purchase Agreement (as defined below).

RECITALS

WHEREAS, pursuant to that certain Asset Purchase Agreement (the "Purchase Agreement"), dated as of the date hereof, by and among Purchaser, Purchaser 2, Purchaser 2 Parent and Seller, Purchaser has acquired from Seller certain assets associated with the Sale Business; and

WHEREAS, Seller has agreed to provide Purchaser certain services necessary for the operation of the Sale Business following the Closing, pursuant to and in accordance with the terms of this Agreement.

NOW, THEREFORE, in consideration of the premises, covenants and representations set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and pursuant to the Purchase Agreement, Seller and Purchaser hereby agree as follows:

ARTICLE I

SERVICES

1.1    Services.

  As partial consideration for Purchaser's payment of the Total Consideration and subject to the terms and conditions of this Agreement, from and after the Closing Date and until the termination or expiration of this Agreement (the "Transition Period") pursuant to Article III below, Seller shall provide, and, as applicable, cause its Affiliates, Representatives and Authorized Third Parties (as defined below) to provide, to Purchaser, at no additional charge to Purchaser (except as set forth on Exhibit A attached hereto and Section 4.1), the services described on Exhibit A attached hereto (the "Initial Services"), in accordance with the terms and conditions set forth therein.

  Seller shall observe and comply in all material respects with any and all applicable laws and use commercially reasonable efforts to comply with any confidentiality, security, privacy or other policies of Purchaser, relating to the performance of the Services (as defined below).

  To the extent reasonably practicable, Seller agrees to pass through to Purchaser any rights Seller may have with respect to Authorized Third Parties in connection with any failure by such Authorized Third Parties to observe and comply in all material respects with all applicable laws or to comply with any confidentiality, security, privacy or other policies of Seller or Purchaser relating to the performance of the Services.

1.2    Additional Services. The Initial Services may not include all of the transition services that Purchaser will ultimately require following the date of this Agreement. In the event and to the extent additional transition services are required by Purchaser which have not been addressed herein and which are identified in writing by the Purchaser in writing within 90 days of the date hereof (the "Additional Services" and, together with the Initial Services, the "Services"), including, without limitation, software, technology, technical services and support functions, Seller and Purchaser shall work together in good faith to provide for the Additional Services, in accordance with such reasonable terms upon which Seller and Purchaser shall agree in writing, designed to support Purchaser's operation of the Sale Business during the Transition Period or such shorter period as Seller and Purchaser shall agree in writing.

1.3    Service Coordinators. Each of Seller and Purchaser shall nominate a representative to act as the primary contact person with respect to the provision of the Services (each such person, a "Service Coordinator"). The Service Coordinators shall be managerial level employees of Purchaser and Seller, as applicable. The initial Service Coordinators shall be Kelly Salone for Seller and Clayton Ware for Purchaser, and each of their respective phone numbers, facsimile numbers and email addresses is set forth on Schedule 1.3 attached hereto. Each of Seller and Purchaser may, in its sole discretion, change its Service Coordinator from time to time by providing written notice to the other party of such change and the relevant contact information for such new Service Coordinator at least five (5) Business Days prior to such change taking effect. Unless Seller and Purchaser otherwise agree in writing, all communications relating to this Agreement or to the Services shall be directed to the Service Coordinators in accordance with Section 5.3 hereof.

1.4    Personnel. In providing any Service, Seller shall use commercially reasonable efforts to make available to Purchaser during regular business hours (a) the same employees who are providing such Service to Seller as of the date of this Agreement or those other employees approved in writing by Purchaser (the "Service Employees"), and (b) the contractors or other third party providers who are providing such Service to Seller as of the date of this Agreement or those other third party providers approved in writing by Purchaser (collectively, the "Authorized Third Parties"). For avoidance of doubt, with respect to any particular Service, if Exhibit A sets forth a specific Authorized Third Party to provide such Service, Seller shall only use such Authorized Third Party to provide such Service. In the event any Service Employee or Authorized Third Party is terminated or terminates its relationship with Seller (the "Departing Party"), Seller shall promptly replace the Departing Party with a replacement employee, contractor or other third party provider, as applicable; provided that such replacement employee, contractor or other third party provider has a skill set and level of experience substantially similar than the Departing Party.

1.5    Insurance. During the Transition Period, Seller shall maintain adequate general liability, employee and workman's compensation insurance for the conduct of the Services in form and coverage consistent with Seller's current coverage. Seller shall provide certificate(s) of insurance to Purchaser evidencing insurance in compliance with the foregoing.

1.6    Liens. Seller shall not permit any lien or other encumbrance to be placed upon any assets or other materials owned by Purchaser or any of its Affiliates, Representatives or Authorized Third Parties that are transported, shipped, warehoused or otherwise held in custody of Seller on behalf of Purchaser in performing the Services.

1.7    Access. Seller shall grant Purchaser reasonable access to Seller's premises and personnel during Seller's business hours to allow Purchaser to confirm that the Services are performed as set forth in this Agreement.

1.8    Premises. Until such time as Purchaser is able to transfer the Transferred Employees to its own premises, Seller shall allow such Transferred Employees to conduct their work for Purchaser in Seller's premises and allow reasonable use of Seller's office equipment, including computers used by such Transferred Employees as Seller's employees. Purchaser shall use its commercially reasonable efforts to transfer such Transferred Employees to its own premises as promptly as possible after the date hereof.

ARTICLE II

QUALITY OF SERVICES; LIMITATION OF LIABILITY; INDEMNIFICATION

2.1    Quality of Services.

  With respect to the Services provided by Seller, Seller represents and warrants that the Services will be performed in a timely, efficient, workmanlike and commercially reasonable manner in all material respects and in a fashion intended to support the Sale Business as such business is conducted as of the date hereof, and, with respect to specific Services, in accordance with the standards, if any, set forth in Exhibit A attached hereto, as applicable, with respect to such Services. Without limiting the generality of the foregoing, the Services to be provided by Seller will be provided at the same general level of service, with the same degree of care (which in no event may be less than reasonable care), with similar response times, to the same extent, and in a manner similar in all material respects to the manner in which such Services have been provided by Seller's business over the previous twelve (12) months, unless a higher standard for any particular Service is set forth in Exhibit A attached hereto. In the event of a conflict in the scheduling of Service Employees, contractors or other resources by Seller between the internal needs of Seller and the requirements for performing the Services, Seller shall make commercially reasonable efforts to allocate the Service Employees, contractors and resources so that the Services are provided to Purchaser in a timely and responsive manner.

  To the extent reasonably practicable, Seller agrees to pass through to Purchaser any warranties provided by third party service providers or subcontractors employed to provide the Services.

  In the event of an alleged breach, default or nonperformance of any obligation under this Agreement by Seller or Purchaser, the other party shall provide prompt written notice to the breaching party setting forth in reasonable detail the nature and extent of the alleged breach, default or nonperformance. The breaching party will then have a period of ten (10) Business Days in which to initiate actions reasonably designed to cure such alleged breach, default or nonperformance, and all such deficiencies shall, in any case, be cured within fifteen (15) days following receipt by the breaching party of notice thereof.

2.2    Specific Performance. Seller acknowledges that the rights of Purchaser to enforce the covenants and agreements made in this Agreement is special, unique, and of extraordinary character, and that, in the event Seller violates or fails or refuses to perform any covenant or agreement made by it herein, Purchaser may be without adequate remedy at law. Seller agrees, therefore, that, in the event it fails or refuses to perform, or otherwise violates, any covenant or agreement made by it herein, Purchaser shall, in addition to any remedies available at law, be entitled to seek specific performance of such covenant(s) or agreement(s) and any other equitable remedy.

2.3    Indemnification. Seller shall indemnify and hold harmless Purchaser and its Affiliates from and against any and all Damages incurred by Purchaser or its Affiliates, to the extent that any such Damages result from the gross negligence or willful misconduct of Seller or its Affiliates in the performance of Seller's obligations hereunder. To the extent reasonably practicable, Seller agrees to pass through to Purchaser any indemnification obligations of Authorized Third Parties in connection with any Services that such Authorized Third Parties may provide to Purchaser hereunder.

2.4    Trademark License.

  Subject to all terms and conditions of this Agreement, Seller grants to Purchaser a limited, non-exclusive, non-transferable (except as set forth in Section 5.8 below), non-assignable (except as set forth in Section 5.8 below), worldwide, royalty-free, fully paid-up license (without right to sublicense), under any Marks owned by Seller and used in the conduct of the Sale Business (the "Seller Marks"):

    with respect to any Inventory that exists as of the Closing Date or is manufactured during the Transition Period that bears any of the Seller Marks, to sell such Inventory until four (4) years after the date hereof;

    with respect to any Mask for the Seller Products that incorporate any of the Seller Marks, to use such Masks in connection with the operation of the Sale Business;

    with respect to any end-user Documents for Seller Products transferred to Purchaser, to distribute such Documents that may display any Seller Marks in connection with the sale or offer for sale of any Seller Products until four (4) years after the date hereof, provided that such Documents bear a prominent notice on the front cover identifying Purchaser as the source of such Documents and stating that references to Seller in such Documents should be construed as references to Purchaser; and

    for ninety (90) days following the Closing, with respect to marketing activities only, to use Seller Marks on Purchaser's website solely to announce that the Seller Products formerly sold by Seller are now offered for sale by Purchaser.

  In order to preserve the inherent value of the Seller Marks, for so long as the license granted by Seller to Purchaser under this Section 2.4 remains in effect, Purchaser shall maintain a level of quality with respect to any Inventory that exists as of the Closing Date or is manufactured during the Transition Period that bears any of the Seller Marks equal to the level of quality of such Inventory as delivered by Seller to Purchaser.

  As between the parties, the parties acknowledge and agree that Seller owns all right, title and interest in and to the Seller Marks and all goodwill associated therewith, subject to the license granted by Seller to Purchaser under this Section 2.4. Purchaser acknowledges and agrees that all use of the Seller Marks under this Agreement shall inure to the benefit of Seller.

  Purchaser acknowledges and agrees that it is not authorized to apply the Seller Marks to any products or product documentation that are not part of the Transferred Assets. Purchaser may not use any Seller Marks in direct association with another mark such that the two appear to be a single mark or in any other composite manner with any marks of Purchaser or any third party. Without limiting the foregoing, Purchaser's usage of the Seller Marks pursuant to this Agreement shall be in a manner consistent, in all material respects, with Seller's trademark usage guidelines attached hereto as Exhibit B.

ARTICLE III

TERM AND TERMINATION OF THE SERVICES

3.1    Term. Unless earlier terminated pursuant to Section 3.2, with respect to each of the Services (or any portion thereof), the term of this Agreement as related thereto will be for a period commencing as of the Closing Date and continuing until the earlier of (a) February __, 2010 and (b) the termination pursuant to Section 3.2 by Purchaser of all the Services to be provided by Seller under this Agreement. For purposes of this Agreement, the term "Service Period" shall mean, with respect to any particular Service, the period between the date hereof and the date of termination of such Service pursuant to the terms of this Article III.

3.2    Termination.

  Any of the Services, or any portion thereof, may be terminated by Purchaser, in its sole discretion, at any time by furnishing thirty (30) calendar days prior written notice to Seller of Purchaser's intention to terminate the applicable Service, which written notice shall specify (i) the Service (or portion thereof) being terminated and (ii) the date on which the Service (or portion thereof) shall be terminated; provided, however, that Purchaser shall be responsible for the payment of any and all charges and fees owed to Seller under this Agreement for the Service rendered prior to the effective date of the termination.

  Either Seller or Purchaser, with respect to (i) and (ii) below, and Seller, with respect to (iii) below, may immediately terminate this Agreement by written notice to the other party without any prior notice upon the occurrence of any of the following events:

    the other party (A) enters into proceedings in bankruptcy or insolvency, (B) makes an assignment for the benefit of creditors, (C) files or has filed against it any petition under a bankruptcy law, a corporate reorganization law or any other law for relief as a debtor (or similar law in purpose or effect) or (D) enters into liquidation or dissolution proceedings;

    the other party materially breaches any of its obligations hereunder and such breach remains uncured for the applicable period specified in Section 2.1(c); or

    any amount or fee due under this Agreement remains unpaid by Purchaser for a period of more than fifteen (15) days following Purchaser's receipt of a notice of delinquency.

3.3    Post-Termination Cooperation. Upon termination of any particular Service pursuant to this Article III (other than termination pursuant to Section 3.2(b)), Seller shall make commercially reasonable efforts to provide such cooperation and assistance necessary to enable successful transition of the functions previously served by such terminated Service from Seller to Purchaser.

3.4    Survival of Certain Obligations. Without prejudice to the survival of other agreements of the parties, the right of Seller to receive the applicable payments for fees, if any, for the Services rendered prior to the effective date(s) of termination of such Services under this Agreement shall survive the termination or expiration, in whole or in part, of this Agreement. In addition, Section 2.3, Section 2.4, Section 4.2 and Article V shall survive the termination or expiration of this Agreement.

ARTICLE IV

CONSIDERATION; INSPECTION RIGHTS

4.1    Consideration. To the extent that there are any amounts or fees owed for the Services pursuant to Exhibit A hereto, Seller will invoice Purchaser monthly in arrears for the Services provided under this Agreement. Each such invoice shall include (i) a brief description of the Services performed and (ii) the amount charged for such Services as agreed upon by Seller and Purchaser. The amount charged shall include sales tax, value added tax, goods and services tax or similar tax imposed as a result of receipt of such Services; provided, however, that any tax based upon the net income of the Seller or any other Person providing any of the Services shall be excluded from any amounts charged and shall be the sole responsibility of the Seller or such other Person, as the case may be. Purchaser will make payment within thirty (30) days after receipt of any invoice. Any undisputed amount owing under any invoices for Services that remains unpaid after such date shall accrue interest as of such date at an annual rate of 5 percent.

4.2    Inspection Rights. For a period of twelve (12) months after Purchaser receives an invoice from Seller for the provision of any Service, Purchaser will be provided, subject to Section 5.1 hereof, such information as it may reasonably request from Seller's books and records to the extent relating to the provision of such Service hereunder; provided, however, that Purchaser will only use such information in order to confirm or dispute whether such Service was performed in accordance with this Agreement.

ARTICLE V

MISCELLANEOUS

5.1    Confidentiality. From and after the Closing Date, neither Seller nor Purchaser, nor any of their respective Representatives, shall use, divulge, furnish or make accessible to anyone (other than such other Representatives and service providers who are required to know in order to provide the Services hereunder), any proprietary, non-public or other confidential information of the other party provided to it by the other party in connection with the provision of Services hereunder (including, without limitation, any information known to Seller or Purchaser concerning the other party's business), except to the extent that disclosure of such information is required by applicable law or the rules and regulations of any securities exchange (in which case the party shall use commercially reasonable efforts to advise the other party prior to making such disclosure to provide the other party a reasonable opportunity to review the proposed disclosure and to attempt to obtain a protective order or other assurance that confidential treatment will be accorded such confidential information) or otherwise becomes publicly known to the either party without breach of this agreement. Each of Seller and Purchaser shall use its commercially reasonable efforts to cooperate with the other party in preserving such proprietary or confidential aspects of the other party's business.

5.2    Entire Agreement; Amendments and Waivers. This Agreement and the Purchase Agreement contain the entire agreement of the parties with respect to the subject matter hereof and supersedes all prior agreements, written or oral, with respect thereto. The exhibits and schedules to this Agreement are hereby incorporated and made a part hereof and are an integral part of this Agreement. This Agreement may be amended or modified and the terms and conditions hereof may be waived, only by a written instrument signed by each of the parties or, in the case of waiver, by the party waiving compliance. No delay on the part of any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any waiver on the part of any party of any right, power or privilege hereunder, nor any single or partial exercise of any right, power or privilege hereunder, preclude any other or further exercise thereof or the exercise of any other right, power or privilege hereunder. The rights and remedies provided herein are cumulative and are not exclusive of any rights or remedies that any party may otherwise have at law or in equity.

5.3    Notices. All notices, requests and other communications to any party hereunder shall be in writing (including facsimile transmission) and shall be given,

if to Purchaser, to:

Mark Casper
Associate General Counsel
Maxim Integrated Products, Inc.
120 San Gabriel Drive
Sunnyvale, CA 94086
Facsimile No.: (408) 331-1473

Clayton Ware

Business Manager
Maxim Integrated Products, Inc.
4401 S. Beltwood Parkway
Dallas, TX 75244
Facsimile No.: (972) 371-6300

with a copy to:

Weil, Gotshal & Manges LLP
201 Redwood Shores Parkway
Redwood Shores, CA 94065
Attention: Craig W. Adas
Facsimile No.: (650) 802-3100

if to Seller, to:

ZiLOG, Inc.
6800 Santa Teresa Blvd.
San Jose, CA 95119
Attention: Darin Billerbeck
Facsimile No.: (408) 513-1583

with a copy to:

Skadden, Arps, Slate, Meagher & Flom LLP
525 University Avenue, Suite 1100
Palo Alto, California 94301
Attention: Thomas Ivey
Facsimile No.: (650) 470-4570

or to such other address or facsimile number as such party may hereafter specify for the purpose by notice to each other party hereto. All such notices, requests and other communications shall be deemed received on the date of receipt by the recipient thereof if received prior to 5:00 p.m. on a Business Day in the place of receipt. Otherwise, any such notice, request or communication shall be deemed to have been received on the next succeeding Business Day in the place of receipt.

5.4    Disputes. In the event of any controversy or dispute arising out of or relating to this Agreement, the Service Coordinators shall in good faith attempt to resolve such dispute. If after 20 days the parties have not reached an agreement with respect to such dispute, either party may commence legal action pursuant to Section 5.5 below.

5.5    Governing Law; Jurisdiction; Waiver of Jury Trial.

  This Agreement shall be governed by and construed and interpreted in accordance with the Laws of the State of California applicable to contracts made and performed in such state without reference to such state's principles of conflicts of law.

  Any legal action or proceeding with respect to this Agreement shall be brought in the courts of the State of California in Santa Clara, California, and, by execution and delivery of this Agreement, the parties hereto hereby accept for themselves and in respect of their property the jurisdiction and venue of the aforesaid courts in connection with any such action or proceeding. The parties hereto hereby irrevocably waive any objection, including any objection to the laying of venue or based on the grounds of forum non conveniens, which any of them may now or hereafter have to the bringing of any such action or proceeding in such respective jurisdictions. Each party hereby consents to process being served in any such action or proceeding by the mailing of a copy thereof to the address set forth in Section 5.3 hereof and agrees that such service upon receipt shall constitute good and sufficient service of process or notice thereof. Nothing in this Section 5.5 shall affect or eliminate any right to serve process in any other matter permitted by law.

  EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHTS TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

5.6    Books and Records. During the Transition Period and for a period of twelve (12) months following the Transition Period, Seller shall maintain a complete and accurate set of files, books and records of all business activities and operations conducted by Seller related to the Services provided under the terms of this Agreement, as well as any correspondence related to compliance with any applicable federal, state and local laws, rules and regulations.

5.7    Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other Governmental Authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such a determination, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

5.8    Successors and Assignment. Neither this Agreement nor any of the rights, duties, or obligations of any party hereunder may be assigned or delegated (by operation of law or otherwise) by either party hereto except as otherwise permitted under this Agreement or with the prior written consent of the other party hereto; provided, however, that (a) Purchaser may assign all of its rights hereunder to any of its Affiliates; provided that no such assignment shall relieve Purchaser of its obligations hereunder, and (b) either party (or the assignee pursuant to clause (a)) has the right to assign all of its rights hereunder to any other Person which acquires all or substantially all of the assets of the assigning party or all of the equity interests in the assigning party; provided that no such assignment shall relieve the assigning party of its obligations hereunder.

5.9    Headings. Headings of sections and subsections of this Agreement are for convenience of the parties only, and shall be given no substantive or interpretive effect whatsoever.

5.10    Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

5.11    No Third Party Beneficiaries. This Agreement shall not confer any rights or remedies upon any Person other than the parties and their respective permitted successors and assigns.

5.12    Relationship of the Parties. It is expressly understood and agreed that in rendering the Services hereunder, each of the parties is acting as an independent contractor and that this Agreement does not make the providing party an employee, agent or other representative of the other party for any purpose whatsoever. Neither party has the right or authority to enter into any contract, warranty, guarantee or other undertaking in the name or for the account of the other party, or to assume or create any obligation or liability of any kind, express or implied, on behalf of the other party, or to bind the other party in any manner whatsoever, or to hold itself out as having any right, power or authority to create any such obligation or liability on behalf of the other party or to bind the other party in any manner whatsoever (except as to any actions taken by a party at the express written request and direction of the other party). No employee, contractor or subcontractor of any party shall be deemed to be an employee, contractor or subcontractor of the other party, it being fully understood and agreed that no employee of any party is entitled to benefits or compensation from the other party. Each party is wholly responsible for withholding and payment of all applicable federal, state and local and other payroll taxes with respect to its own employees, including any contributions from them as required by law.

5.13    Conflict. In case of conflict between the terms and conditions of this Agreement and any exhibit or schedule hereto, the terms and conditions of such exhibit or schedule shall control and govern, insofar as such terms and conditions in the exhibit or schedule relate to the Service that is the subject of such conflict. In the event of any conflict between the terms of the Purchase Agreement, on the one hand, and this Agreement and each exhibit or schedule hereto, on the other hand, the terms of the Purchase Agreement shall control and govern.

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IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

Maxim Integrated Products, Inc.

By: /s/ Mark Casper
Name: Mark Casper
Title: Associate General Counsel, Secretary

ZiLOG, Inc.

By: /s/ Darin G. Billerbeck
Name: Darin G. Billerbeck
Title: President & CEO